Exhibit 10.1

December 1, 2011

Poniard Pharmaceuticals, Inc.

300 Elliott Avenue West, Suite 500

Seattle, WA 98119

Attn: Anna Wight, Vice President Legal

Poniard Pharmaceuticals, Inc.

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

Attn: Cheni Kwok, Senior Vice President, Corporate Development

Dear Cheni and Anna:

This letter relates to the License Agreement, dated as of November 17, 2011 (the “License Agreement”), between Verastem, Inc. (“Verastem”) and Poniard Pharmaceuticals, Inc.

For purposes of the License Agreement (including the Common Stock Warrant Agreement described therein), we wish to clarify that the number of shares of Verastem’s common stock as to which the warrant referenced in Section 4.3 of the License Agreement (the “Warrant”) is exercisable (currently 500,000 shares) shall be appropriately adjusted to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to Verastem’s common stock occurring at any time after the date of the License Agreement and prior to the issuance of the Common Stock Warrant Agreement pursuant to the License Agreement.

In addition, we wish to clarify that the provisions of Section 2(e) of the Common Stock Warrant Agreement apply to, and shall adjust the securities, cash or other property deliverable upon exercise of the Warrant as a result of, any Reorganization whether occurring before or after issuance of the Warrant.

Please sign below to acknowledge your agreement herewith.

Very truly yours,

VERASTEM, INC.

By:	/s/ Robert Forrester
Name: Robert Forrester
Title: COO

ACKNOWLEDGED AND AGREED:

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Ronald Martell
Name: Ronald Martell
Title: CEO

215 First St.  Suite 440  Cambridge, MA  02142  P: (617) 252-9325  F: (617) 812-0059  www.verastem.com